Exhibit 4.37

Employee’s Archive No.:

EMPLOYMENT AGREEMENT

Party A: Beijing AirInbox Information Technologies Co., Ltd.

Party B: ___________________________

Date of Execution:___________________(dd/mm/yy)

Party A: Beijing AirInbox Information Technologies Co., Ltd.
Legal Representative (chief principal) or Authorized Agent: Wu Xuelei
Address: 33/F, Tengda Plaza, 168, Xiwai Dajie, Haidian District, Beijing, China

Party B: Name:
Gender:
Residence Registration Address:
Postal Code:
Actual Residence:
Postal Code:
Tel:
ID Card/Passport No.:

In accordance with the provisions of the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China, regulations regarding labor employment as well as various rules and regulations formulated by Party A, Party A and Party B have, through consultations on an equal footing, agreed to enter into this Agreement on a voluntary basis for establishment of labor employment relationship and for joint observation of the terms and conditions as set forth herein:

I Term of Employment Agreement

Article 1 This Agreement is an agreement with fixed term (fixed/flexible term) starting from__________(dd/mm/yy) and expiring on __________(dd/mm/yy), including the probation period of ____________________months. Based upon the actual circumstances, the longest probation period shall not exceed six months.

Article 2 The employee may be accepted as the formal staff member only after it passes the examination of probation period which shall be conducted in accordance with the Company’s relevant rules and regulations with the specific examination measures, including but not limited to the assessment form for probation period. In respect of an employee who fails to pass the examination of probation period, Party A is to extend its probation period or terminate this Agreement based upon the actual circumstances.

II Work Contents and Conditions
Article 3 Party B agrees to hold the position of ________________ as required by Party A’s business and achieve the tasks of production and operation according to Party A’s provisions. Party A may, based upon the needs of work and Party B’s ability and performance, have Party B’s title and position adjusted.

Party B’s duties of position, assignment and targets shall be carried out according to the job specifications of its position or Party A’s relevant provisions.

Article 4 Party B shall complete the work assigned to it on schedule as required by Party A and up to the stipulated quality standards. Party B shall perform the following obligations:
4.1 to abide by the State’s Constitution, laws and regulations;
4.2 to observe Party A’s rules and regulations;
4.3 to protect Party A’s reputations and interests;
4.4 to be devoted to its duties and work diligently;
4.5 to keep confidential Party A’s trade secrets; and
4.6 to observe this Agreement, the annexes hereto and the relevant agreements.

III Working Hours and Labor Conditions
Article 5 Party A practices a working hour system under which Party B works for no more than eight hours a day and no more than 40 hours a week on the average.

Article 6 Party A shall, in accordance with the State and local government’s provisions regarding labor safety and health, provide Party B with the necessary labor conditions and work environment based upon the needs of position.

IV Confidentiality Conditions and Term
Article 7 Party B shall have the obligation to keep Party A’s trade secrets. Party B shall, within the duration of labor relationship and following revocation of labor relationship, not divulge the Company’s trade secrets, secret procedures, methods or other secrets relating to Party A it possesses, comes to know, or has access to in its working with Party A.

Article 8 Party B’s salary falls within the Company’s confidential information which shall not be divulged by either Party to a third party.

Article 9 Party B shall, upon or prior to revocation of this Agreement, redeliver to Party A all storage devices, storage materials and copies involving Party A’s secrets such as documents, materials, drawings, tapes, disks, CDs as well as notebooks without using or retaining them in any manner on its own and/or by providing a third party with the same.

V Labor Remunerations
Article 10 Party A’s distribution of wages shall follow the principles of distribution according to work and wisdom. Party A shall effect full payment of wages to Party B in Renminbi at the end of each month or the beginning of the next month.

Article 11 The work with time override which should have been finished within working hours and yet is unfinished attributable to Party B itself shall not be deemed to be overtime work.

Article 12 Party A practices a system of change in Party B’s position with corresponding variation of its salaries.

Article 13 Party A may, based upon the Company’s business situations and Party B’s performance, regularly or irregularly pay Party B an unequal sum of reward.

Article 14 Party A shall confirm Party B’s compensations by giving a notice.

VI Insurance and Benefits

Article 15 Party A shall, pursuant to the relevant provisions of the State and the local government regarding social security, contribute to the pensions, unemployment, medical, work-related injury insurance premiums as well as housing provident fund for Party B.

Article 16 The performance by Party B of this Agreement during or after the completion of the prescribed medical treatment for illness or injury not suffered from at work shall be carried out in accordance with relevant provisions of the State and the local Government.

Article 17 Party B’s benefits such as wages and medical insurance for its work-related injury or occupational disease contracted shall be carried out in accordance with relevant provisions of the State and the local Government.

Article 18 Party B is entitled to sick leave benefits on condition that it goes through formalities for asking for leave on the basis of a doctor or hospital’s certification. Otherwise, the duration of Party B’s absence from duty shall be deemed to be absenteeism.

VII Labor Disciplines
Article 19 Party B shall abide by the rules and regulations formulated by Party A in accordance with the law; strictly observe occupational safety and health, working systems and job specifications; protect Party A’s properties; observe professional ethics and actively participate in the trainings organized by Party A so as to enhance its quality and vocational skills.

Article 20 In the event of Party B’s violation of labor disciplines, Party A may impose on it the necessary disciplinary sanctions in accordance with this Unit’s rules and regulations, up to revocation of this Agreement.

VIII Modification, Revocation, Termination and Renewal of Employment Agreement
Article 21 Where the laws, administrative regulations and rules taken as the basis for the conclusion of this Agreement have changed, the relevant stipulations contained in this Agreement shall be modified.

Article 22 Where the objective conditions taken as the basis for the conclusion of this Agreement have greatly changed so that this Agreement can no longer be performed, the relevant stipulations contained in this Agreement may be modified subject to both Parties’ consent through consultations.

Article 23 With both Parties’ mutual agreement through consultations, this Agreement may be revoked.

Article 24 Where Party B is assigned by Party A to a post in the institution affiliated to Party A within or outside the territory of China during the contracted term, the original Agreement shall remain in force, provided, however, that an agreement on working within or outside the territory shall be entered into with the enterprise; where Party B holds a post in the institution not affiliated to Party A within or outside the territory of China for a certain period of time with Party A’s consent, Party B may enter into the relevant agreement with such institution.

Article 25 Under any of the following circumstances which are attributable to Party B itself, Party A may demand immediate revocation of this Agreement and explain to Party B in writing the reasons; except under any of the following circumstances, Party A shall demand no immediate revocation of this Agreement:
25.1 Party B is proved not up to the requirements for recruitment during the probation period;
25.2 The Labor Agreement is concluded or modified by Party A against its true intentions through Party B’s use of fraud, coercion or exploitation of Party A's unfavorable position so that such Employment Agreement is rendered null and void;
25.3 Party B is in serious violation of Party A’s rules and regulations;
25.4 Party B causes great losses to Party A due to serious dereliction of duty or engagement in malpractice for selfish ends;
25.5 Party B causes serious losses to Party A as a result of its divulgence of Party A’s trade secrets;
25.6 Party B is investigated for criminal responsibilities in accordance with the law; or
25.7 Party B concurrently establishes labor relationship with another employer so that the completion of this Unit’s assignment is seriously influenced or Party B refuses to make rectification even when Party A has requested.

Article 26 In any of the following circumstances, Party A may revoke this Employment Agreement by giving a 30-day prior written notice to Party B itself or paying Party B an additional 1-month salary:
26.1 where Party B is unable to take up his original work or any new work arranged by Party A after the completion of prescribed medical treatment for illness or injury not suffered from at work;
26.2 where Party B is unqualified for its work and remains unqualified even after receiving a training or an adjustment to another work post; or
26.3 no agreement on modification of Employment Agreement can be reached through consultations by Party A and Party B when the objective conditions taken as the basis for the conclusion of the Agreement have greatly changed so that the Employment Agreement can no longer be carried out.

Article 27 Where Party B falls within any of the following circumstances, Party A shall not revoke this Employment Agreement with Party B in accordance with stipulations contained in Article 26. This Agreement may be revoked in the aforesaid way only until and upon disappearance of the following circumstances:
27.1 to be confirmed to have totally or partially lost the ability to work due to an occupational disease contracted or a work-related injury sustained with this Unit;
27.2 to be receiving medical treatment for diseases or injuries not suffered from at work within the prescribed period of time;
27.3 to be a female staff member or worker during pregnant, puerperal or breast-feeding period;
27.4 having worked with this Unit for more than a consecutive 15-year term with less than five years to lapse before the statutory retirement age;
27.5 to be engaged in operations exposing Party B to occupational disease hazards and has not undergone a pre-departure occupational health check-up, or is suspected of having contracted an occupational disease and is being diagnosed or under medical observation; or
27.6 other circumstances stipulated by laws, administrative rules and regulations.

Article 28 Under any of the circumstances set forth in Article 27 hereof where Party A shall not revoke this Agreement with Party B as stipulated in Article 26 hereof and yet Party B falls within any of the circumstances set forth in Article 25 hereof, Party A may forthwith revoke this Agreement with Party B in accordance with stipulations contained in Article 25 hereof.

Article 29 Party B shall, in revoking the Employment Agreement, give a 30-day prior written notice to Party A.
Under any of the following circumstances, Party B may at any time inform Party A of revocation of this Agreement. Party A shall pay to Party B the corresponding labor remunerations and benefits:

29.1 Party B is within the probation period;
29.2 Party A forces Party B to work by infringing upon Party B’s lawful personal rights;
29.3 Party A fails to pay labor remunerations or to provide working conditions as agreed upon in this Agreement;
29.4 Party A provides Party B with inclement occupational safety and health conditions which severely endanger Party B’s health in violation of the State’s relevant provisions; or
29.5 other circumstances provided for in laws and regulations.

Article 30 This Agreement shall terminate upon expiration of term hereof.

Article 31 Party B shall, upon revocation or termination of this Agreement, make hand-over and take-over as agreed upon by both Parties. Party A shall provide Party B with certification on revocation or termination of employment agreement and assist Party B in going through formalities for transfer of archive and social insurance relationship.

IX Liabilities for Breach of Employment Agreement
Article 32 Under any of the following circumstances which causes damages to Party B, Party A shall be liable for compensation therefor in accordance with the State’s relevant laws and regulations:
32.1 An invalid Employment Agreement is concluded for reasons attributable to Party A, including the circumstance where a part of employment agreement is rendered null and void;
32.2 Party A purposely delays the conclusion of employment agreement, namely, failing to conclude a employment agreement as stipulated and to go through formalities for renewal of employment agreement within thirty days upon expiration of term of employment agreement; or
32.3 to have the Employment Agreement revoked in violation of the conditions stipulated herein.

Article 33 Where Party A falls within any of the following circumstances, in addition to claiming against Party A for complement of wages, remunerations and economic reimbursements, Party B may as well request for Party A’s payment of compensations in accordance with the relevant provisions of the State and the local Government:
33.1 to deduct wages or purposely delay in paying wages to Party B; or
33.2 to pay Party B remunerations below the local standard on minimum wages.

Article 34 Where Party B causes losses to Party A under any of the following circumstances, it shall be liable to Party A for compensation therefor:
34.1 The Employment Agreement is concluded or modified by the other Party against its true intentions through Party B’s use of fraud, coercion or exploitation of the other Party's unfavorable position due to Party B’s subjective fault, as a result of which this Employment Agreement is rendered null and void;

34.2 Where Party B causes losses to other units due to its concealment of the fact that it has not yet revoked or terminated employment agreement with other employing units in concluding this Agreement; Party B and Party A shall be jointly liable for compensations therefor; or
34.3 Party B causes losses to Party A in performing this Agreement as a result of its subjective fault or gross negligence.

Article 35 Party B who is in violation of stipulations contained in Article 7, 8 and 9 hereof must refund all such special allowances and commercial insurance premiums as received by it and pay an additional liquidated damage equivalent to three times of the total sum of such special allowances and commercial insurance premiums as received by it. Where Party A’s loss still cannot be totally covered by such liquidated damage, Party B must compensate Party A for its loss.

Article 36 Party B’s liabilities for breach of stipulations of service term are set forth in detail as follows:
36.1 Since Party A provides Party B with specific trainings, Party B who is in breach of stipulations contained in agreement on trainings and service term as agreed upon herein shall bear liabilities for breach of contract as stipulated herein; both Parties may as well agree upon breach of contract damages in respect to service term by separately executing a service term agreement in no conflict with contents hereof as an annex to this Agreement, provided however that the amount of such liquidated damage shall not exceed the training expenses offered by Party A; and
36.2 Where Party B leaves its job prior to expiration of service term (including Party B’s resignation of its own volition and being laid off by Party A for Party B’s reasons) in breach of stipulations contained herein regarding service term, Party B shall bear liabilities for breach of contract as agreed upon by paying to Party A liquidated damages, provided however that, the liquidated damages the payment by Party B of which is requested by Party A shall not exceed the training expenses to be apportioned by the part of service term having not been performed.

X Resolution of Labor Disputes
Article 37 Any labor dispute arising from performance hereof may be applied by the parties involved to the labor dispute mediation committee of Party A for mediation; if the mediation fails, either Party may apply to the labor dispute arbitration committee for arbitration. If either Party is not satisfied with the adjudication of arbitration, it may bring the case to a people's court.

XI Intellectual Property
Article 38 The intellectual property developed, invented or created by Party B during the period when it works with Party A, or such results as created by Party B by taking advantage of Party A’s properties or within Party A’s premises or during the working hours fall within work results with their ownership and all the intellectual properties relating thereto fully belonging to Party A. Party A shall have the right to dispose, vary in any manner or otherwise deal with such results, provided however that Party A shall reward and remunerate Party B accordingly based upon the value of such results. Party B shall, at Party A’s request (at Party A’s expenses), offer and render all such information, materials and assistance as necessitated by Party A’s making use of intellectual property to the fullest extent, and take all the actions to the extent that they are permitted by laws so that Party A’s intellectual properties can be protected in China or other places throughout the world, including without limitation, execution of all the necessary documents.

XII Miscellaneous
Article 39 Matters not covered herein shall be dealt with according to the State and local Government’s relevant provisions; where the relevant laws or regulations are amended, adjusted and/or supplemented to certain extent, then the corresponding provisions contained herein shall be adjusted and construed pursuant to the laws and regulations in force. In case of conflict between stipulations contained herein and the provisions provided for in the State’s laws and regulations, the part with conflicts shall lose efficacy with other clauses in the Agreement remaining binding force upon both Parties.

Article 40 This Agreement constitutes an entire agreement between Party A and Party B and supersedes all prior negotiations, consultations and agreements. The annexes hereto are an inalienable major part of this Agreement, which shall be of equal legal effect with this Agreement.

Article 41 This Agreement is made in duplicate with each Party holding one copy which shall be of equal legal effect.

Article 42 This Agreement shall come into force upon execution hereof. This Agreement shall, upon its coming into force, become an entire agreement between both Parties on matters hereunder and supersede all prior contracts, agreements, undertakings, representations and warranties.

Article 43 Being annexes to this Agreement, the Statement on Codes of Conduct for Kong.net Employees, the Letter on Modification of Employment Agreement and the Letter on Renewal of Employment Agreement shall be of equal legal effect with this Agreement; in case of conflict of contents between annexes hereto and this Agreement, the Annexes shall prevail.

Legal Representative or Authorized Agent (Signature or Seal)

Party A (Official Chop)	Party B (Signature)